Exhibit (a)(1)(G)

MediaNews Group Commences Partial Tender Offer for Shares of Monster Common Stock

DENVER, CO—(Marketwired – October 25, 2016) — MediaNews Group, Inc. (“MNG”) today announced that through its affiliate, Strategic Investment Opportunities LLC (the “Purchaser”), it has commenced its previously announced tender offer to purchase up to 8,925,815 shares of the common stock of Monster Worldwide, Inc. (NYSE:MWW) (“Monster” or the “Company”) at a cash purchase price of $3.70 per share. MNG, through its affiliates, owns approximately 11.5% of the outstanding shares of Monster common stock based on publicly available information.

The offer price of $3.70 per share represents a 9.8% premium to the closing price of Monster common stock reported on the NYSE on October 20, 2016, the last full trading day before MNG announced the tender offer and a 33.6% premium to the closing price of Monster common stock reported on the NYSE on August 8, 2016, the last full trading day before announcement of the Randstad merger agreement. The number of shares Purchaser is offering to acquire represents approximately 10% of the outstanding shares of Monster common stock. If the tender offer is fully subscribed and completed, MNG, through its affiliates, would own approximately 21.5% of the outstanding shares of Monster common stock.

The terms and conditions of the tender offer are described in an offer to purchase that has been filed with the SEC. MNG’s offer is not subject to a financing condition, however, it is subject to certain other conditions, including the termination of both the Randstad tender offer and merger agreement. The tender offer expires at 5:00pm EST, on Wednesday, November 23, 2016, unless extended. All tenders of shares must be made prior to the expiration of the tender offer period.

About MediaNews Group, Inc.

MediaNews Group, Inc. (d/b/a Digital First Media) is a leader in local, multiplatform news and information, distinguished by its original content and high quality, diversified portfolio of local media assets. Digital First Media is the second largest newspaper company in the United States by circulation, serving an audience of over 40 million readers on a monthly basis. The Company's portfolio of products includes 67 daily newspapers and 180 non-daily publications. Digital First Media has a leading local news audience share in each of its primary markets and its content monetization platforms serve clients on both a national and local scale.

Investor Contact:

Joe Anto

MediaNews Group

212-634-9642

Michael Fein & Jon Einsidler

Okapi Partners

212-297-0720

info@okapipartners.com

Media Contact:

Joe Checkler

Peppercomm

212-931-6144

Additional Information

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL MONSTER COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) THAT THE PURCHASER IS FILING WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON OCTOBER 25, 2016. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY THE PURCHASER WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, OKAPI PARTNERS LLC, AT (212) 297-0720 OR (855) 305-0856 (TOLL-FREE).

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS “OUTLOOK”, “BELIEVE”, “INTEND”, “EXPECT”, “POTENTIAL”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “ANTICIPATE”, AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES, INCLUDING UNCERTAINTY AS TO WHETHER THE CONDITIONS TO THE TENDER OFFER WILL BE SATISFIED, THE NUMBER OF SHARES OF MONSTER COMMON STOCK THAT WILL BE TENDERED AND WHETHER THE TENDER OFFER WILL BE CONSUMMATED. EXCEPT AS REQUIRED BY LAW, MNG AND ITS OWNERS AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.